UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN CONSENT STATEMENT

SCHEDULE 14A INFORMATION

Consent Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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EDGEWATER TECHNOLOGY, INC.
(Name of Registrant as Specified in Its Charter)

ANCORA CATALYST FUND LP AAMAF LP MERLIN PARTNERS LP ANCORA ADVISORS, LLC FREDERICK DISANTO MATTHEW CARPENTER JEFFREY L. RUTHERFORD KURTIS J. WOLF
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Ancora Advisors, LLC, together with the other participants named herein (collectively, “Ancora”), has filed a definitive consent statement and an accompanying WHITE consent card with the Securities and Exchange Commission to be used to solicit consents from stockholders of Edgewater Technology, Inc. (“Edgewater”), a Delaware corporation, for a number of proposals, the ultimate effect of which, if successful, would be to remove four current members of the Board of Directors of Edgewater, and replace them with Ancora’s four highly qualified director nominees.

On January 18, 2017, Ancora issued the following press release:

Ancora Advisors Delivers Letter to Edgewater Technology Stockholders

Responds to the Board's Recent Letter Filled with Scare Tactics and Half-Truths Designed to Protect the Problematic and Value-Destructive Status Quo

Confident that Stockholders Will See Directly Through Edgewater's Obvious Distortions and Misrepresentations and Focus on the Facts

Highlights the Real Issues that the Board Is Trying to Hide, Including the Company's Significant Value-Destructive Underperformance, Excessive Executive Compensation, a Stale, Long-Tenured Board, and Failures of CEO Shirley Singleton

Ancora Has a Plan to Enhance Stockholder Value at Edgewater and It Begins with a Much-Needed and Long Overdue Board Refreshment

Urges Stockholders to Ignore the Board's Distractions and Sign and Date the WHITE Ancora Consent Card Today to Replace Four Stale, Long-Tenured Directors with Our Highly Qualified Director Candidates – Matthew Carpenter, Frederick DiSanto, Jeffrey L. Rutherford and Kurtis J. Wolf

NEW YORK, Jan. 18, 2017 /PRNewswire/ -- Ancora Advisors, LLC (together with its affiliates, "Ancora"), a 9.2% stockholder of Edgewater Technology, Inc. ("Edgewater" or the "Company") (NASDAQ: EDGW), announced today that it has issued a letter to Edgewater stockholders in connection with its campaign to solicit consents for a number of proposals, the ultimate effect of which, if successful, would be to remove four current members of the Board of Directors of Edgewater, and replace them with Ancora's four highly-qualified director nominees.

January 18, 2017

Dear Fellow Edgewater Stockholders:

IT IS TIME FOR CHANGE AT EDGEWATER TECHNOLOGY

Our Interests Are Directly Aligned with ALL Edgewater Stockholders

Sign, Date and Mail the WHITE Consent Card Today to Significantly Improve Edgewater's Board and Enhance Stockholder Value

Ancora Advisors, LLC (together with its affiliates, "Ancora" or "we") is a long-term stockholder of Edgewater Technology, Inc. ("Edgewater" or the "Company") with ownership of 1,184,568 shares of Edgewater, representing 9.2% of the Company's outstanding shares.

The Company issued a letter to stockholders yesterday, which contained numerous mischaracterizations of the Company's performance and attempted to belittle Ancora's clear plans for change for the Company and the qualifications of Ancora's nominees for Edgewater's Board of Directors (the "Board").  The incumbent Board's transparent efforts to obfuscate the facts do not surprise us.  In private discussions with the Board spanning many months, we have attempted to reach a compromise with the Board that would reconstitute the Board in a manner that we believe would give stockholders a voice in the boardroom. However, after the Board's repeated failure to engage in a constructive manner, we lost confidence in their ability to act in the best interests of Edgewater's stockholders and have had to resort to the extraordinary measure of launching a consent solicitation.

Unfortunately, since the current Board does not believe it can win on the merits, the Company has resorted to a campaign based on false and misleading information. Rather than focusing on the facts, Edgewater is trying to distract stockholder attention from the Board and Ms. Singleton's failures. We have a high level of confidence that stockholders will see through the Board's attempts to wheel out tired and stale arguments, like referring to our highly qualified nominees as "hand-picked candidates," or claiming that we have no plan and will be disruptive for the business, or cherry-picking a five-year performance period because it is the only commonly referenced measurement period the Board can point to where Edgewater has not drastically underperformed.  In fact, the two reasons that the Company's five-year performance appears strong is due to just how poorly the Company performed in the five-year period prior to 2012, and that the Company overstated its actual performance over the five-year period in question.

We believe that the Board's composition and governance structures have served as an impediment to stockholder value creation for far too long.  Stockholders deserve a truly independent board that will look out for stockholders' best interests and will ensure management accountability.

We are therefore seeking to replace four long-term directors, Paul Flynn, Paul Guzzi, Michael Loeb, and Wayne Wilson, who we believe have failed to maximize stockholder value despite each having served for more than ten years on the Board. We have nominated four highly-qualified director candidates, Matthew Carpenter, Frederick DiSanto, Jeffrey Rutherford, and Kurtis Wolf, who have directly relevant operating experience related to technology and consulting, and experience developing strategies to increase stockholder value in multiple areas such as capital allocation, expense management, and corporate governance, including designing executive compensation plans that align pay with performance.

In seeking minority Board representation, we have struck what we believe is a careful balance between adding fresh perspectives and needed expertise to the Board, and maintaining a significant level of Board continuity. Our efforts are and will be, for the benefit of all Edgewater stockholders.

THE UNDISPUTED FACTS:

Under the failed stewardship of Paul Flynn, Paul Guzzi, Michael Loeb, and Wayne Wilson:

  Total stockholder returns have materially underperformed peers and relevant market indices over almost any measurable time period.
  The Board has overseen nearly $50 million in value destruction.
  The Company continues to have overhead expenses far in excess of its peers.
  Poor compensation practices have siphoned stockholder value to the CEO, CTO, and directors.
  Poor corporate governance has further depressed value.

What is the Board's answer to reversing the historic value-destruction they have overseen and changing the failing course of the Company?

In a recent open letter to stockholders on January 17, the current Board asked stockholders to continue to put their faith in the Board's status quo strategy because, they claim, this time it is going to finally deliver positive results for stockholders and because adding new talent to the Board will disrupt this (so far unsuccessful) status quo strategy.  Can stockholders really be expected to trust that this Board, which has repeatedly failed to deliver value, will finally step up to the plate and succeed in delivering better results?

Stockholders should know the following before making any decision in this important campaign.

SETTING THE RECORD STRAIGHT

The Board claims: "If successful, Ancora nominees will… [l]ikely replace senior leadership, which the Board believes would cause significant distraction and disruption."

The Facts:

The Board and management have dusted off the tired and stale argument that many poorly run companies make when a stockholder attempts to hold a board accountable: don't change horses midstream.

The Board's claims that Ancora's nominees will cause significant distraction and disruption to the Company are overblown.  The only senior leadership we are likely to seek replacing is current CEO Shirley Singleton, and possibly CTO David Clancey.

Since taking leadership of the Company fourteen years ago, Ms. Singleton and Mr. Clancey have guided the Company to significant share price underperformance.  Nonetheless, Ms. Singleton and Mr. Clancey combined have been cumulatively compensated (including cash, restricted stock, and options) over $17 million, which astoundingly is approximately 90.3% of Edgewater's cumulative Earnings Before Interest and Tax ("EBIT") and 172.3% of cumulative Net Income (excluding one-time items) over the same time period.

We believe these two executives, who, in our view, make minimal contributions to driving revenue and client relationships, retained a staggeringly disproportionate share of the Company's operating profits.  From our discussions with members of Edgewater's management and other industry professionals, we have learned that the Company's various products-based consulting business lines, including the Ranzal (Oracle) practice and the Fullscope (Microsoft) practice (including related software revenues), deliver most of the value within Edgewater.  These businesses were acquired by Edgewater and are run as independent silos with their own dedicated staff (including consultants and sales & marketing staff).  Further, both the Ranzal and Fullscope business are physically located outside of the Company's Massachusetts headquarters.

Since the CEO and CTO are not involved in managing either of the Company's two primary lines of business, yet nonetheless receive exorbitant compensation, we believe getting rid of the CEO, and possibly the CTO, would not cause distraction and disruption to the Company. Instead, we believe their departure could potentially invigorate Edgewater's performance by creating opportunity for greater compensation for the remaining leadership and professionals who we believe are most valuable to the Company.

The Board claims: "Allowing half of Edgewater's Board seats to be filled by Ancora's hand-picked candidates who we believe, not only lack a reasonable plan to create stockholder value but have limited, if any, related industry or public board experience, is not in the best interests of all stockholders" and "Ancora has not offered any specifics on how its nominees would create stockholder value if they are unable to negotiate a sale, which based on the Board's recent review, would likely erode – rather than create – stockholder value.  This is especially worrisome given that three of Ancora's four nominees have never worked at or been associated with any company in a relevant industry and appear to lack the experience necessary to guide the Company forward"

The Facts:

The Board and management have dusted off two more archaic arguments from the typical activist defense playbook: the dissident's nominees are not qualified, and the dissident does not have a plan.

Contrary to the Board and management's false assertion, we have offered a credible plan to maximize stockholder value. The Board and CEO do not like our plan, however, as it entails many of them losing their position with the Company. Moreover, the Board and management have attacked our plan for not having sufficient detail. We believe our plan has the appropriate level of detail given our access only to public information. Offering any greater level of detail would be imprudent, as it would be based on imperfect information.

The Board and management's contention that our candidates are unqualified is ridiculous.  All of our candidates have the requisite background and attributes to effectively begin addressing the Company's problems, as all have run businesses, most have significant entrepreneurial experience (they are comfortable quickly evaluating and addressing issues), and have significant experience generating returns for investors.  Most importantly, they do not have a long history with the current CEO and CTO, and can independently evaluate their performance.

Our candidates were selected to bring a variety of critical viewpoints to the Board – Board and IT consulting experience (DiSanto); financial, deal and compensation experience (Rutherford); technology and entrepreneurial experience (Carpenter); and consulting, capital allocation and investing experience (Wolf):

  Since becoming CEO, Fred DiSanto has grown Ancora Advisors, LLC, from $80 million of AUM in 2005 to $4.3 billion of AUM today; created jobs by increasing employees from 7 in 2005 to 60 today.
  As CFO of Ferro (NYSE:FOE), Jeff Rutherford helped the company reduce SG&A over $30 million, expanded Gross Profit Margin 600 bps (over $55 million) and harvested non-strategic assets generating over $295 million of proceeds from the sale of non-strategic assets.
  Matthew Carpenter has successfully built multiple technology businesses, repeatedly attracting significant venture capital and private equity funding, and in the process creating jobs.
  Kurtis Wolf brings significant consulting experience working for two premier global consulting companies, and whose investment acumen has enabled him to significantly outperform the S&P 500 since the inception of his fund (February 1, 2009).

Conversely, the directors we look to replace have limited leadership experience.  Only one has been a CEO of a for-profit company and one other was a COO/CFO.  Further, these incumbent directors lack "true" independence, having served between 11-15 years on the Board, and are responsible for approving the exorbitant compensation paid to the CEO and CTO.

The Board claims: "241 percent total shareholder return delivered over the past five years"

The Facts:

First, we note that the Board's total stockholder return claim is exaggerated by 100% during the 5 year span which the Board selected.  According to FactSet, the 5 year return using the time period the Board selected is actually 141%.  This is a simple mistake, yet is emblematic of the lack of thoroughness on the part of the Board.  Second, we point out that the Board only highlights one time period – 5 years.  Total stockholder returns under the leadership of the incumbent Board have materially underperformed peers and relevant market indices over almost any measurable time period.  Did the Board only highlight the 5 year total stockholder return in an attempt to mislead stockholders?

	Cumulative Total Stockholder Return[1]
	1 YR	3 YR	5 YR	10 YR	Since January 2002 (Singleton Appointed CEO)
Edgewater Technology, Inc.	-10.97%	-5.48%	124.76%	5.99%	74.69%
North American IT Consulting Peers – Median	9.40%	52.07%	120.18%	65.50%	209.8%
Russell 2000 (TR)	17.97%	24.66%	94.47%	96.08%	237.78%
Nasdaq Composite Index Total Return	5.86%	36.08%	114.22%	144.35%	232.59%
S&P 500 (TR) / Software & Services – IG	6.01%	46.32%	113.66%	161.22%	168.64%
EDGW Jan 9, 2017 Proxy Peers – Median	12.07%	14.07%	36.34%	-0.14%	152.26%

The Board claims: "Improved efficiency and streamlined cost structure"

The Facts:

EBITDA margin has been largely flat despite several acquisitions. EBITDA margin was 5.6% in 2011 and was 5.7% LTM (as of September 30, 2016).  Moreover, SG&A as a percentage of revenue is more than 50% greater than that of the Company's consulting peers.  In our view, it is clear that economies of scale have not been gained through acquisition and costs have not been curtailed.  One major reason for this lack of scale is the "dead weight" of the CEO and CTO.  They generate very little value, given the largely autonomous nature of Ranzal and Fullscope.  Nevertheless, their combined compensation between 2002 and 2015 has been equal to 90% of the Company's total EBIT.  This compensation, alone, accounts for most of the Company's underperformance.  Granted, some Edgewater employees would be promoted and receive higher compensation, however, at least this compensation would be going to "value creators" not individuals in largely administrative roles.

The Board claims: "Invested prudently to drive organic growth" and "Executed on a disciplined approach to strategic acquisitions"

--------

1 Source: Price returns data from FactSet as of 12/06/2016 (day before Ancora's Schedule 13D filing announcing intent to nominate directors).

The Facts:

Capital allocation on the part of the Board and management has been abysmal, in our view. The Board has overseen low revenue growth, despite making numerous acquisitions, implying the Company's organic revenue growth is poor or acquired companies perform poorly post-acquisition, or both. Edgewater has spent approximately $104 million on acquisitions since 2002, while the current market capitalization of the Company is $94.7 million. Since 2006, revenues have increased $58.4 million (excluding reimbursable expenses), and the Company has spent $97.5 million on acquisitions, which implies that management delivered meager organic growth and has overpaid for its acquired businesses (effectively paying 1.67x for acquired revenue yet being currently valued at 0.75x LTM revenues).  Simply put, the company is worth less than everything it has bought over the past 10+ years.

The Board claims: "Further, we believe [Ancora's] nominees lack the relevant experience to guide the Company in executing its strategic plan"

The Facts:

The Company's Board, CEO and CTO have shown themselves to be incapable of developing and executing a strategic plan which creates value for stockholders, in our view.  Our nominees have a long track record of successful leadership, entrepreneurship, and corporate governance, which will serve them well in working with new executive leadership in developing and executing on a new strategic plan.

The Board claims: "Edgewater's CEO Shirley Singleton and Chief Technology Officer David Clancey – who have been subject to baseless attacks by Ancora – beneficially own approximately 12.4 percent of the Company's common stock (and our directors and management collectively beneficially own 21.8 percent), clearly aligning their interests with the interest of the Company's stockholders"

The Facts:

The CEO and CTO have received compensation totaling more than $17 million from 2002 – 2015.  This is greater than the value of their stock ownership.  Furthermore, much of their stock ownership has come from the issuance of stock and options, tied to their roles with the company (over 40% of their ownership is in the form of options and RSUs).  Simply put, the CEO and CTO are fighting to keep a paycheck at the expense of stockholders, in our view.  Management's (excluding the CEO and CTO) stake is irrelevant, since they will likely remain with the Company and at least several will likely be promoted to larger, better-paying, roles.  The Board's (excluding the CEO's) ownership, comes largely from issuance of stock and options to them, for being on the Board.  Bottom line, the four board members we look to replace, along with the CEO and CTO, have financial interests more tied to retaining their positions than the performance of the Company, in our view.  Conversely, our singular incentive is to maximize the return on our investment, and, thus, we have selected candidates that we believe will best maximize stockholder value.

IT IS TIME INCUMBENT DIRECTORS ARE HELD ACCOUNTABLE

Edgewater's long-term underperformance, excessive executive compensation packages that reward a select few, and poor corporate governance practices are, in our view, symptoms of entrenched incumbent directors who have failed in their duty to keep stockholders' interests at the forefront in their decision-making. Our highly-qualified candidates, who are fully aligned with stockholders' interests, bring the fresh perspective, skill sets and experience necessary to significantly improve Edgewater's financial and operating performance, including by developing equitable compensation structures that reward key performers and remaining vigilantly engaged in an ongoing review of strategic alternatives, including the use of cash for return on capital purposes and as a tool to retain key talent within (and external to) the Company. Sign, date and mail the WHITE consent card today to let the Board know: "The time for change is now!"

SUPPORT OUR HIGHLY QUALIFIED SLATE OF DIRECTORS TO CREATE VALUE AT EDGEWATER

PLEASE SIGN, DATE AND MAIL ANCORA'S WHITE CONSENT CARD TODAY

Thank you for your support,

/s/ Frederick DiSanto

Frederick DiSanto

If you have any questions, or require assistance with your vote, please contact our solicitor InvestorCom toll-free at (877) 972-0090 (Stockholders).  Banks and Brokers may call collect at (203) 972-9300.

About Ancora:
Ancora Advisors, LLC, is a registered investment adviser with the Securities and Exchange Commission of the United States.  Ancora offers comprehensive investment solutions for institutions and individuals in the areas of fixed income, equities, global asset allocation, alternative investments and retirement plans.  A more detailed description of the company, its management and practices are contained in its "Firm Brochure" (Form ADV, Part 2A). A copy of this form may be received by contacting the company at: 6060 Parkland Boulevard, Suite 200 Cleveland, Ohio 44124, Phone: 216-825-4000, or by visiting the website, https://protect-us.mimecast.com/s/qO6DBGsWDKh9.

Investor Contact:
InvestorCom
John Glenn Grau, 203-972-9300 ext. 11